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                                                                    EXHIBIT 6(d)


                               WM GROUP OF FUNDS
                           CLASS S DISTRIBUTION PLAN

                              Dated March 24, 1998


     This Class S Distribution Plan dated March 24, 1998 (the "Plan") is adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), by WM Trust I and WM Trust II, each a business trust organized under the laws of the Commonwealth of Massachusetts and registered with the Securities and Exchange Commission under the Act as an open-end series management investment company (the "Trust"), the Trustees of each respective Trust having concluded that there is a reasonable likelihood that this Plan will benefit the Trust and the shareholders of its Funds.

SECTION 1. DISTRIBUTION FEE.

     (a)  Payment. The Trust may pay to each person as may from time to time be
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engaged and appointed to act as the distributor of its Class S shares at such point in time (any such person, a "Distributor," and such shares, "Shares") a distribution fee for services rendered and expenses borne in connection with the offering and sale of Shares of one or more series of the Trust (each such series, a "Fund, and together, the "Funds"). The aggregate distribution fees in respect of Shares of any Fund payable to all Distributors shall not be greater than the annual rate of .75% of the average daily net assets attributable to the Shares of such Fund. The distribution agreement shall provide that the Distributor as defined in that agreement will receive its Allocable Portion of the fee specified in such agreement. Each Distributor's "Allocable Portion" of the total distribution fee payable in respect of Shares of any Fund during any period shall be the portion of such distribution fees allocated to such Distributor in accordance with the Distributor's Allocation Schedule. The "Allocation Schedule" is, in respect of any Shares of any Fund, a schedule assigning to each of the current and former Distributors of Shares of a Fund the portion of the total distribution fees payable by the Trust in respect of all of the Shares of such Fund which has been earned by such Distributor.

     No amount shall be paid by the Trust in contravention of any applicable exemptive order, rule or regulation issued by the Securities and Exchange Commission.

     (b)  Receipt, Retention, Direction of Payment. Any Distributor (i) may
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retain all or any part of the distribution fee payable to it as compensation for distribution services it provides to the applicable Fund and/or as reimbursement for expenses associated with such services; (ii) may use all or any part of such fee to compensate or reimburse persons that provide distribution services to such Fund; and (iii) may direct the Trust to pay any part or all of such fee directly to persons providing funds to a Distributor to cover or otherwise enable the incurring of expenses associated with such services.

     The distribution fee shall be payable to the relevant Distributor or to persons to whom such Distributor directs the Trust to make payments.

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SECTION 2. DISTRIBUTION SERVICES.

     (a)  Services. A Distributor will be deemed to have fully earned its
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Allocable Portion of the distribution fee payable in respect of Shares of a Fund upon the sale of the Commission Shares of such Fund taken into account in determining such Distributor's Allocable Portion of such distribution fees. For this purpose, "Commission Share" of a Fund is each share of such Fund which is issued under circumstances which normally create an obligation of the holder of such Share to pay a contingent deferred sales charge upon redemption of such Share (excluding any Shares of such Fund issued in connection with a permitted free exchange) and any such Share shall not cease to be a Commission Share prior to the redemption (including redemption in connection with a permitted free exchange) or conversion, even though the obligation to pay the contingent deferred sales charge shall have expired or conditions for waivers thereof shall exist. Such distribution services may include any activities or expenses primarily intended to result in the sale of Shares, including, but not limited to: (i) payments made to, and expenses of, a Distributor's registered representatives and other employees of a Distributor or other broker-dealers that engage in the distribution of the Shares; (ii) payments made to, and expenses of, persons who provide support services in connection with the sale of the Shares, including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Trust, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agent, sub-transfer agent or any shareholder servicing agent; (iii) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (iv) costs of printing and distributing prospectuses, statements of additional information and reports of the Trust to prospective shareholders of the Trust; (v) costs involved in preparing, printing and distributing advertising and sales literature pertaining to the Trust; (vi) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable; and (vii) amounts payable by a Distributor under arrangements entered into by such Distributor to raise funds to cover the expenditures in clauses (i) through (vi) of this Section 2(a).

     (b)  Continuation.  Notwithstanding Sections 5, 6 and 7 hereof, the Trust
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may agree with any Distributor that, so long as no Complete Termination (as defined in Section 6(b) hereof) of this Plan has occurred and is continuing, payments of such Distributor's Allocable Portion of the distribution fee will continue to be made to or at the direction of such Distributor notwithstanding either the termination of such agreement with such Distributor, the termination of the role of such Distributor as Distributor hereunder or the termination of this Plan.

     (c)  Financing. Any Manager for each of the Funds may use its investment
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advisory fee for purposes that may be deemed to be directly or indirectly related to the distribution of Shares. To the extent that such uses might be considered to constitute the direct or indirect financing of activities primarily intended to result in the sale of Shares, such uses are expressly authorized under the Plan.

     (d)  Recording of Payments. Each Fund will record all payments made under
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the Plan as expenses in the calculation of its net investment income.  The amount of distribution expenses

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incurred by the Distributor that may be paid pursuant to the Plan in future periods will not be incurred as a liability, unless the standards for accrual of a liability under generally accepted accounting principles have been satisfied. Such distribution expenses will be recorded as an expense in future periods as they are paid by a Fund.

SECTION 3. SHAREHOLDER SERVICES AND FEE.

     (a)  Shareholder Services Annual Fee. The Trust is authorized to pay to a
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Distributor a fee, calculated daily and paid monthly in arrears, for the shareholder services that are described in paragraph (b) of this Section 3 and that are provided by such Distributor to one or more of the Funds. The aggregate fee paid to all Distributors under this Section 3 for shareholder services to any Fund shall not be greater than the annual rate of .25% of the average daily net assets attributable to the Shares of such Fund.

     (b)  Shareholder Services. In addition to the distribution services set
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forth in Section 2(a) above, a Distributor may provide shareholder services to accounts of the Shares of one or more of the Funds, including but not limited to the following: telephone service to shareholders, including the acceptance of telephone inquiries and transaction requests; acceptance and processing of written correspondence, new account applications and subsequent purchases by check; mailing of confirmations, statements and tax forms directly to shareholders; and acceptance of payment for trades by check, Federal Reserve wire or Automated Clearing House payment. In addition, a Distributor may perform or supervise the performance by others of other shareholder services in connection with the operations of such Fund(s) with respect to its Shares, as agreed from time to time.

SECTION 4. APPROVALS.

     (a)  Shareholder Approval. This Plan will not take effect, and no fee will
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be payable under any distribution agreement related to this Plan, with respect to the Shares of a particular Fund until this Plan has been approved by a vote of at least a majority of the outstanding Shares of that Fund. This Plan will be deemed to have been approved with respect to the Shares of a Fund so long as a majority of the outstanding Shares of that Fund votes for the approval of this Plan, notwithstanding that: (i) the Plan has not been approved by a majority of the outstanding voting securities of any other class of shares of that Fund or any other Fund or (ii) the Plan has not been approved by a majority of the outstanding voting securities of the Trust in the aggregate.

     (b)  Trustees' Approval. Neither this Plan nor any distribution agreement
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related to this Plan will take effect with respect to the Shares of any Fund until approved by a majority vote of both (i) the full Board of Trustees of the Trust and (ii) those Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purposes of voting on the Plan or the related agreements.

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SECTION 5. CONTINUANCE OF THE PLAN.

     This Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 4 above.

SECTION 6. TERMINATION.

     (a)  Termination. This Plan may be terminated at any time with respect to
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the Shares of any Fund by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding Shares of such Fund. This Plan may remain in effect for the Shares of any particular Fund even if the Plan has been terminated in accordance with this Section 6 for the Shares of one or more other Funds.

     (b) Complete Termination. A "Complete Termination" of this Plan for the
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Shares of a Fund shall occur only if and only so long as this Plan is terminated for such Shares and following such termination, no distribution fees are imposed either on such Shares of such Fund or on any "Similar Class" of shares of such Fund. For purposes of determining whether any termination of this Plan for the Shares of a Fund is a Complete Termination, a "Similar Class" is any class of shares of such Fund that has a sales load structure substantially similar to that of the class for which this Plan was terminated, taking into account the total sales load borne directly or indirectly by holders of such class of shares including commissions paid directly by such holders to brokers on issuance of shares of such class, asset based sales charges paid by the Fund and allocated to shares of such class, contingent deferred sales charges payable by holders of shares of such class, installment or deferred sales charges payable by holders of shares of such class, and similar charges borne directly or indirectly by holders of shares of such class. A class of shares would not be considered substantially similar to the Shares if (i) a front end sales charge is paid by the purchaser; or (ii)(A) the shares are purchased at net asset value, (B) any commission paid up front to any selling agent(s) does not exceed 1.0% of the purchase amount, (C) the period during which any contingent deferred sales charge applies does not exceed 12 months from the purchase date, and (D) there is no other sales load feature borne directly or indirectly by holders of such class of shares.

SECTION 7. AMENDMENTS.

     The Plan may not be amended with respect to the Shares of a Fund so as to increase materially the amount of the fees described herein with respect to the Shares of such Fund, unless the amendment is approved by a vote of at least a majority of the outstanding Shares of such Fund. No material amendment to this Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 4(b) above.

SECTION 8. SELECTION OF CERTAIN TRUSTEES.

     While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

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SECTION 9. WRITTEN REPORTS.

     In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees, and the Board will review, at least quarterly, written reports, complying with the requirements of Rule 12b-1, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

SECTION 10. PRESERVATION OF MATERIALS.

     The Trust will preserve copies of the Plan, any agreement referring to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

SECTION 11. MEANINGS OF CERTAIN TERMS.

     As used in the Plan, the terms (a) "interested persons" and (b) "majority of the outstanding" voting securities or Shares will be deemed to have the same meaning that those terms have under the Act and the rules and regulations under the Act, subject to any exemption that may be granted to the Trust under the Act by the Securities and Exchange Commission.

SECTION 12. LIMITATION OF LIABILITY.

     The adoption of the Plan has been authorized by both the Trust's Board of Trustees and the sole shareholder of the Shares of each Fund. As provided in the Trust's Declaration of Trust as of September 19, 1997, as amended from time to time (the "Trust Agreement"), in undertaking those actions, the Board of Trustees and the sole shareholder have each acted on behalf of the Trust. In addition, as provided in the Trust Agreement, the obligations imposed under the Plan with respect to each Fund are binding only upon the assets and property allocated to the Shares of such Fund of the Trust and are not binding upon the Trust's Board of Trustees or officers or the holders of the Shares or other classes of shares of the Funds. The Trust Agreement is on file with the Secretary of the Commonwealth of Massachusetts.

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